Exhibit 3.4

Conformed Copy as filed with the Secretary of State
of the State of California on February 25, 2005

CERTIFICATE OF AMENDMENT

TO

RESTATED ARTICLES OF INCORPORATION, AS AMENDED,

OF

APPLE COMPUTER, INC.

Gary Wipfler and Michelle A. LaVally certify that:

1.             They are the Vice President and Treasurer, and the Associate General Counsel and Assistant Secretary, respectively, of Apple Computer, Inc., a California corporation.

2.             Article III of the Restated Articles of Incorporation, as amended, of this corporation is amended to read in its entirety as follows:

“III.

This corporation is authorized to issue two classes of shares designated respectively “Common Stock” and “Preferred Stock.”  The number of shares of Common Stock which this corporation is authorized to issue is 1,800,000,000.  The number of shares of Preferred Stock which this corporation is authorized to issue is 5,000,000.  Effective at 5 p.m., California time, on the date of filing of the Certificate of Amendment of Restated Articles of Incorporation, as amended, amending this Article hereby, each share of Common Stock outstanding as of 5p.m. California time on February 18, 2005 shall be automatically and with no further action by the holder of such shares split into two shares of Common Stock.”

3.             The foregoing amendment to the Restated Articles of Incorporation, as amended, was duly approved by the Board of Directors at its meeting held on February 8, 2005, at which a quorum was present and acting throughout; the corporation has only one class of shares outstanding and no approval of the outstanding shares of the corporation is required pursuant to Section 902(c) of the General Corporation Law of the State of California.

The undersigned declare under penalty of perjury that the matters set forth in the foregoing certificate are true of their own knowledge.

Executed at Cupertino, California on February 25, 2005.

/S/ Gary Wipfler
Gary Wipfler
Vice President and Treasurer

/S/ Michelle A. LaVally
Michelle A. LaVally
Associate General Counsel and
Assistant Secretary